Exhibit 10.4

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective as of the Effective Date, is by and among James E. Skinner (the “Executive”), The Neiman Marcus Group, Inc., a Delaware corporation (“NMG”) and, solely for purposes of Paragraphs 2 and 23, Neiman Marcus Group LTD Inc. (formerly known as Neiman Marcus, Inc., and referred to as “NMI”), a Delaware corporation.

1.             Definitions.  As used in this Agreement, the following terms have the following meanings:

(a)           “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.  As of the Effective Date, NMG and Parent are “Affiliates” of one another.

(b)           “Cause” means one or more of the following: (i) the Executive’s willful and material failure to substantially perform his duties (other than as a result of physical or mental illness or injury), or other material breach of this Agreement by the Executive; (ii) the Executive’s (A) willful misconduct or (B) gross negligence, in each case which is materially injurious to NMG or any of its Affiliates; (iii) the Executive’s willful breach of his fiduciary duty or duty of loyalty to NMG or any of its Affiliates; or (iv) the commission by the Executive of any felony or other serious crime involving moral turpitude.  For purposes of the foregoing, no act or failure to act shall be treated as “willful” unless done, or omitted to be done, by the Executive not in good faith and without the reasonable belief that the Executive’s action or omission was in the best interest of NMG.

(c)           “Code” means the Internal Revenue Code of 1986, as amended.

(d)           “Competitor” means (i) the retail operations of any Person who, at any time during the Executive’s employment with NMG was a vendor of NMG or any of its Affiliates and who during any consecutive 12-month period during the five years immediately preceding the Executive’s termination of employment with NMG had annual gross sales to NMG and its Affiliates in the aggregate of $150 million or more at retail; (ii) any Person (other than NMG or an Affiliate of NMG) that owns or operates a luxury specialty retail store in the New York, New York metropolitan area; (iii) Saks Incorporated, Nordstrom, Inc., Barneys New York, Inc., Macy’s, Inc., Hudson’s Bay Company, Amazon.com, Inc., Net-a-Porter LLC, Gilt Groupe, Inc. or, if those corporate names are not correct, the businesses commonly referred to as “Saks,” “Nordstrom’s,” “Barneys,” “Bloomingdales,” “Lord and Taylor,” “Amazon,” “Net-a-Porter,” and “Gilt” or any of their respective parent companies, as applicable; and (iv) the Affiliates of, successors to and assigns of the Persons described in (i) and (iii).

(e)           “Confidential Information” means all confidential or proprietary information of NMG, Parent and their respective Affiliates, including (without limitation) all documents or information, in whatever form or medium, concerning or evidencing sales; costs; pricing; strategies; forecasts and long range plans; financial and tax information; personnel information; business, marketing and operational projections, plans and opportunities; and customer, vendor, and supplier information; but excluding any such information that is or becomes generally available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure by the Executive.

(f)            “Disability” means, and shall be deemed to have occurred if, the Executive has been determined under NMG’s long-term disability plan to be eligible for long-term disability benefits.  In the absence of the Executive’s participation in such plan, “Disability” means that, in the NMG Board’s sole judgment, the Executive is unable to perform any of the material duties of his regular position because of an illness or injury for (i) 80% or more of the normal working days during six consecutive calendar months or (ii) 50% or more of the normal working days during twelve consecutive calendar months.

(g)           “Effective Date” means the Closing Date (as defined in the Merger Agreement).

(h)           “Employment Termination Date” means the effective date of termination of the Executive’s employment as established under Paragraph 6(i).

(i)            “Good Reason” means any of the following actions if taken without the Executive’s prior consent: (i) any material failure by NMG to comply with its obligations under Paragraph 5 (Compensation and Related Matters); (ii) any material failure by NMG to comply with its obligations under Paragraph 19 (Assumption by Successor); (iii) a material reduction in the Executive’s responsibilities or duties as in effect on the Effective Date; (iv) a material change in the geographic location at which the Executive must perform services; (v) a material reduction in the Executive’s title or reporting relationships as in effect on the Effective Date; or (vi) a material breach of this Agreement by NMG.

(j)            “Management Equity Incentive Plan” means the NM Mariposa Holdings, Inc. Management Equity Incentive Plan, to be adopted on or as soon as reasonably practicable after the Effective Date.

(k)           “Merger Agreement” means the Agreement and Plan of Merger by and among Parent, Mariposa Merger Sub LLC and Neiman Marcus Group LTD Inc., dated as of September 9, 2013.

(l)            “NMG Board” means the Board of Directors of NMG, or any successor governing body of NMG or its successors.

(m)          “Parent” means NM Mariposa Holdings, Inc.

(n)           “Parent Board” means the Board of Directors of Parent, or any successor governing body of Parent or its successors.

(o)           “Person” means any individual, corporation, partnership, sole proprietorship, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or other entity.

(p)           “Target Bonus” means the target bonus under NMG’s annual incentive bonus program(s).

(q)           “Work Product” means all ideas, works of authorship, inventions and other creations, whether or not patentable, copyrightable, or subject to other intellectual-property protection, that are made, conceived, developed or worked on in whole or in part by the Executive while employed by NMG or any of its Affiliates, that relate in any manner whatsoever to the business, existing, proposed or advisable, of NMG or any of its Affiliates, or any other business or research or development effort in which NMG or any of its Affiliates engages during the Executive’s employment.  Work Product includes any material previously conceived, made, developed or worked on during the Executive’s employment with NMG or any of its Affiliates prior to the Effective Date.

2.             Employment; Prior Agreements.  NMG agrees to continue to employ the Executive, and the Executive agrees to continue to be employed, for the period set forth in Paragraph 3, in the position and with the duties and responsibilities set forth in Paragraph 4, and upon the other terms and conditions set out in this Agreement.  The employment agreement entered into by and among the Executive, NMG and NMI, effective October 6, 2010 (the “Prior Agreement”), is hereby superseded effective as of the Effective Date and replaced in its entirety by this Agreement without further right or obligation thereunder on the part of either party thereto.  The replacement of the Prior Agreement with this Agreement does not cause any right or obligation under the Prior Agreement to arise.  Prior to the Effective Date, the Prior Agreement shall remain in full force and effect.  Notwithstanding anything to the contrary, this Agreement shall only become effective on the Effective Date and if (a) the Merger Agreement is terminated in accordance with its terms or otherwise, or (b) the Executive’s employment or service with NMG or its Affiliates terminates before the Effective Date under any circumstances, this Agreement will thereupon automatically be null and void and without effect, and neither the Executive nor NMG will have any rights or obligations hereunder.

3.             Term.  Unless sooner terminated as provided in this Agreement, the term of the Agreement shall commence on the Effective Date and extend until the fourth anniversary thereof (the “Employment Term”), provided that the Employment Term shall automatically be extended for successive one year periods thereafter, unless at least three months prior to the commencement of any such one year period, either party provides written notice to the other (a “Notice of Non-Renewal”) that the Employment Term shall not be so extended.  The Executive’s employment will end upon the expiration of the Employment Term.

4.             Position and Duties.

(a)           The Executive shall serve as the Executive Vice President, Chief Operating Officer, and Chief Financial Officer of NMG and Parent.  In such capacities, the Executive shall report to and be accountable to the President and Chief Executive Officer of NMG and Parent (the “CEO”), subject to the ultimate control and direction of the CEO and the NMG Board.  The Executive shall have responsibility for the operational and financial activities involving NMG and its divisions and Affiliates as directed by the CEO.  In addition, the Executive shall have such other duties, functions, responsibilities, and authority as are from time to time delegated to the Executive by the CEO; provided, however, that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving in the same or similar capacity of an enterprise comparable to NMG.  Notwithstanding anything herein to the contrary, the Executive agrees that any action that may be taken by the NMG Board may be taken by the Parent Board and be deemed to action by the NMG Board.  Notwithstanding anything to the contrary in this Agreement, the Executive and NMG understand and agree that NMG and Parent may choose to assign the title and responsibilities of the position of Chief Financial Officer of NMG or Parent to another employee, and that such action shall not constitute either a violation of this Agreement or Good Reason as defined in this Agreement for so long as such other employee in his or her capacity as Chief Financial Officer is required to report to the Executive.

(b)           During the Employment Term, the Executive shall devote his full time, skill, and attention and his best efforts to the business and affairs of NMG to the extent necessary to discharge fully, faithfully, and efficiently the duties and responsibilities delegated and assigned to the Executive in or pursuant to this Agreement, except for usual, ordinary, and customary periods of vacation and absence due to illness or other disability.  Notwithstanding the foregoing, the Executive may (i) subject to the prior written approval of the Parent Board, serve as a director or as a member of an advisory board of a noncompeting company, (ii) serve as an officer or director or otherwise participate in non-profit educational, welfare, social, religious, professional, and civic organizations, including, without limitation, all such positions and participation in effect as of the Effective Date, and (iii) manage personal and family investments; provided, however, that any such activities as described in (i), (ii) or (iii) of the preceding provisions of this Paragraph 4(b) do not materially interfere with the performance and fulfillment of the Executive’s duties and responsibilities as an executive of NMG in accordance with this Agreement.

(c)           In connection with the Executive’s employment by NMG under this Agreement, the Executive shall be based at the principal executive offices of NMG in Dallas, Texas, except for such reasonable travel as the performance of the Executive’s duties in the business of NMG and its Affiliates may require.

(d)           All services that the Executive may render to NMG or any of its Affiliates in any capacity during the Employment Term shall be deemed to be services required by this Agreement and the consideration for such services is that provided for in this Agreement.

5.             Compensation and Related Matters.

(a)           Base Salary.  During the Employment Term, NMG shall pay to the Executive for his services under this Agreement an annual base salary.  The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.” The Base Salary on the Effective Date shall be $720,000.  The Base Salary will be reviewed annually and is subject to increase at the discretion of the NMG Board.  The Base Salary may not be reduced, provided however that the Base Salary may be reduced, without such reduction constituting either a violation of this Agreement or Good Reason, if the reduction is pursuant to action of NMG or its Affiliates reducing the annual salaries of all NMG senior executives by substantially equal amounts or substantially equal percentages of such executives’ annual salaries.  The Base Salary shall be payable in installments in accordance with the general payroll practices of NMG, or as otherwise mutually agreed upon.

(b)           Annual Incentives.  The Executive will participate in NMG’s annual incentive bonus program(s) applicable to the Executive’s position, in accordance with the terms of such program(s), and shall have the opportunity to earn an annual bonus thereunder based on the achievement of performance objectives determined by the NMG Board after consultation with the Executive.  During each fiscal year, the minimum bonus payable to the Executive if the threshold bonus targets for such year are achieved will be 25% of the Executive’s Base Salary for such fiscal year, the Target Bonus will be 75% of Base Salary, and the maximum bonus payable to the Executive will be 150% of Base Salary.  The actual amount of any annual incentive bonus paid to the Executive will be determined according to the terms of the annual incentive bonus program(s), including any such terms that place the amount of any annual incentive bonus within the discretion of the NMG Board.  No annual incentive bonus will be paid pursuant to this Paragraph 5(b) unless the Executive has remained continuously employed with NMG through the applicable payment date, except as otherwise expressly provided for in Paragraph 7 hereof.

(c)           Long-term Incentives.  The Executive will participate in such long-term incentive programs as the Board may determine.  The Executive acknowledges and agrees that the terms of the grant of an award pursuant to the Management Equity Incentive Plan shall be governed exclusively by the terms of such plan and award agreement, including, without limitation, the vesting provisions thereof.  Accordingly, except as otherwise provided pursuant to such plan or award agreement, there shall be no acceleration of vesting as a result of a termination of employment for any reason.

(d)           Employee Benefits.  During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, programs, and arrangements that are generally made available by NMG to its senior executives, including without limitation NMG’s life insurance, long-term disability, and health plans.  NMG agrees that the employee benefit plans, programs and arrangements that are made available to the Executive during the Employment Term will not be materially diminished in the aggregate from those benefit plans, programs and arrangements made available immediately prior to the Effective Date, provided, however, that the employee benefit plans, programs and arrangements that are made available to the Executive may be reduced, without such reduction constituting either a violation of this Agreement or Good Reason, if the reduction is pursuant to an action of NMG or its Affiliates reducing employee benefit plans, programs and arrangements either for employees generally or for all NMG senior executives in a substantially similar manner.  The Executive agrees to cooperate and participate in any medical or physical examinations as may be required by any insurance company in connection with the applications for such life and/or disability insurance policies.

(e)           Fringe Benefits.  During the Employment Term, the Executive will be entitled to the perquisites and other fringe benefits that are made available by NMG to its senior executives generally and to such perquisites and fringe benefits that are made available by NMG to the Executive in particular, subject to any applicable terms and conditions of any specific perquisite or other fringe benefit.  NMG agrees that the perquisites and other fringe benefits that are made available to the Executive during the Employment Term will not be materially diminished in the aggregate from those perquisites and fringe benefits made available immediately prior to the Effective Date, provided, however, that the perquisites and fringe benefits made available to the Executive may be reduced, without such reduction constituting either a violation of this Agreement or Good Reason, if the reduction is pursuant to an action of NMG or its Affiliates reducing the perquisites or other fringe benefits of all of NMG’s senior executives in a substantially similar manner.

(f)            Financial Planning and Advice.  The Executive shall be entitled to receive reimbursement for up to $5,000 per each calendar year during the Employment Term for fees and expenses incurred by him for personal financial and tax advice and planning, including without limitation fees and expenses covering services relating to personal financial and tax advice and planning arising from the Executive’s compensation and benefits provided pursuant to this Agreement and otherwise by NMG.  The Executive shall provide to NMG a request for reimbursement along with a reasonably detailed receipt indicating the nature of the services provided for any such fees and expenses within 30 days of the occurrence of such fees and expenses.  Any such reimbursement shall be made as soon as administratively possible, but in any event no later than the maximum time permitted by Treasury Regulation Section 1.409A-3(i)(1)(iv).  The amount of expenses incurred that are eligible for reimbursement pursuant to this Paragraph 5(f) with respect to any calendar year shall not affect the amount eligible for reimbursement in any other calendar year.

(g)           Expenses.  The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive in performing his duties and responsibilities under this Agreement, consistent with NMG’s policies or practices for reimbursement of expenses incurred by other NMG senior executives.  Without limiting the foregoing, reasonable business expenses shall include the following items in reasonable amounts: professional license fees, professional journals and books, professional educational materials in software format, and dues to professional organizations and societies; educational expenses incurred to maintain or improve the Executive’s skills and for his actual and reasonable expenses for travel, room and meals for attending professional conventions, meetings, and education sessions.

(h)           Vacations.  During the Employment Term, the Executive shall be eligible for 5 weeks of vacation, and shall be eligible for sick pay and other paid and unpaid time off in accordance with the policies and practices of NMG.  The Executive agrees to use his vacation and other paid time off at such times that are (i) consistent with the proper performance of his duties and responsibilities and (ii) mutually convenient for NMG and the Executive.

(i)            Indemnification.  The Executive will be entitled to indemnification on the same terms as indemnification is made available by NMG to its other senior executives, whether through NMG’s bylaws or otherwise.

6.             Termination of Employment.

(a)           Death.  The Executive’s employment shall terminate automatically upon his death.

(b)           Disability.  In the event of the Executive’s Disability during the Employment Term, NMG may notify the Executive of NMG’s termination of the Executive’s employment.

(c)           Termination by NMG for Cause.  NMG may terminate the Executive’s employment for Cause.  To exercise its right to terminate the Executive’s employment pursuant to clause (i), (ii) or (iii) of the definition of Cause, however, solely to the extent such event may reasonably be corrected, NMG must first provide the Executive with a reasonable period of time to correct the circumstances or events (but not more than 30 days) that NMG contends give rise to the existence of Cause under such provision.  Prior to terminating the Executive’s employment for Cause under this Paragraph 6(c), NMG must provide the Executive with a written notice of its intent to terminate his employment for Cause.  Such written notice must specify the particular act or acts or failure(s) to act that form(s) the basis for the decision to so terminate the Executive’s employment for Cause.  The Executive will be given the opportunity within 30 calendar days of his receipt of such notice to meet with the NMG Board to defend himself with regard to the alleged act or acts or failure(s) to act.  If at the conclusion of or following such a meeting, the NMG Board decides to proceed with the termination of the Executive’s employment for Cause, such a termination will be effected by providing the Executive with a Notice of Termination under Paragraph 6(h).  Upon or after NMG’s issuance of the notice of intent to terminate the Executive’s employment for Cause, NMG may suspend the Executive with pay pending the NMG Board’s decision whether to proceed with the termination.

(d)           Termination by the Executive for Good Reason.  The Executive may terminate his employment for Good Reason.  To exercise his right to terminate for Good Reason, the Executive must provide written notice to NMG of his belief that Good Reason exists within 30 days of the initial existence of the circumstance(s) believed to constitute Good Reason, and such notice shall describe the circumstance(s) believed by him to constitute Good Reason.  Prior to the Executive terminating his employment for Good Reason under this Paragraph 6(d), the Executive must provide NMG with a written notice of his intent to terminate his employment for Good Reason.  If such circumstance(s) may reasonably be remedied, NMG shall have 30 days to effect that remedy.  If not remedied within that 30-day period, the Executive may submit a Notice of Termination; provided, however, that a termination for Good Reason must occur no later than 60 days after the initial existence of the circumstance(s) believed to constitute Good Reason; otherwise, the Executive is deemed to have accepted the circumstance(s) that may have given rise to the existence of Good Reason; provided, further, that notwithstanding anything to the contrary, NMG shall have the right to accelerate the Employment Termination Date to an earlier date than that specified in the Executive’s notice so long as NMG pays him all compensation to which he would have been entitled had the Employment Termination Date not been so accelerated.

(e)           Termination by the Executive without Good Reason.  The Executive may terminate the Executive’s employment without Good Reason upon at least 30 days’ prior written notice to NMG; provided that, notwithstanding anything to the contrary, NMG shall have the right to accelerate the Employment Termination Date to an earlier date than that specified in the Executive’s written notice so long as NMG pays him all compensation to which he would have been entitled had the Employment Termination Date not been so accelerated.

(f)            Termination by the Company without Cause.  NMG may terminate the Executive’s employment without Cause immediately upon written notice to the Executive.

(g)           Termination by Reason of Non-Renewal.  The Executive’s employment will terminate upon the expiration of the Employment Term if either party provides a Notice of Non-Renewal pursuant to Paragraph 3.  Such a termination of employment shall not be considered to be a termination under Paragraph 6(e) or 6(f).

(h)           Notice of Termination.  Any termination of the Executive’s employment by NMG or by the Executive (other than a termination pursuant to Paragraph 6(a) or Paragraph 6(f)) shall be communicated by a Notice of Termination.  A “Notice of Termination” is a written notice that must (i) indicate the specific termination provision in this Agreement relied upon; (ii) in the case of a termination for Disability, Cause, or Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision invoked, including the particular act or acts or failure(s) to act that is or are the basis of any termination for Cause or Good Reason; and (iii) if the termination is by the Executive under Paragraph 6(f), or by NMG for any reason, specify the Employment Termination Date.  The failure by NMG to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause shall not waive any right of NMG or preclude NMG from asserting such fact or circumstance in enforcing NMG’s rights.  The failure of the Executive to set forth in the Notice of Termination any fact or circumstances that contributes to a showing of Good Reason shall not waive any right of the Executive or preclude the Executive from asserting such fact or circumstance in enforcing his rights.

(i)            Employment Termination Date.  The Employment Termination Date shall be as follows: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated by NMG because of his Disability or for Cause, the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is given; (iii) if the Executive’s employment is terminated by the Executive for Good Reason, the date on which the Notice of Termination is given; (iv) if the termination is under Paragraph 6(e), the date specified in the Notice of Termination, which date shall be no earlier than three months after the date such notice is given (subject to the provisions therein); (v) if the termination is under Paragraph 6(f), the date specified in the Notice of Termination; or (vi) if a Notice of Non-Renewal is provided by either party pursuant to Paragraph 3, upon expiration of the Employment Term.

(j)            Resignation.  In the event of termination of the Executive’s employment (for any reason other than the death of the Executive), the Executive agrees that if at such time he is a member of the NMG Board or is an officer of NMG or a director or officer of any of its Affiliates, he shall be deemed to have resigned from such position(s) effective on the Employment Termination Date unless the parties otherwise agree.

7.             Compensation Upon Termination of Employment.

(a)           Death.  If the Executive’s employment is terminated by reason of the Executive’s death, NMG shall pay to the Executive’s estate within 60 days of the Employment Termination Date (i) any unpaid portion of the Executive’s Base Salary accrued through the Employment Termination Date and any earned or accrued bonus payable for the preceding fiscal year that has otherwise not already been paid (together, the “Compensation Payment”), provided that the payment of any such bonus may not be delayed past the date the bonus is payable under the terms of any bonus plan, (ii) any accrued but unused vacation days (the “Vacation Payment”), (iii) any reimbursement for business travel and other expenses to which the Executive is entitled pursuant to Paragraph 5(g) (the “Reimbursement”), and (iv) an amount of annual incentive pay, as described in Paragraph 5(b), equal to a prorated portion of the Target Bonus amount for the year in which the Employment Termination Date occurs, determined by multiplying such Target

Bonus amount by a fraction, the numerator of which is the number of days the Executive was employed during the year in which the Employment Termination Date occurs and the denominator of which is 365 (the “Prorated Bonus”).  This Paragraph 7(a) does not limit the entitlement of the Executive’s estate or beneficiaries to any death or other vested benefits to which the Executive may be entitled under any life insurance, stock ownership, stock options, or other benefit plan that is maintained by NMG for the Executive’s benefit.

(b)           Disability.  If the Executive’s employment is terminated by reason of the Executive’s Disability, NMG shall pay to the Executive within 60 days of the Employment Termination Date (i) the Compensation Payment, provided that the payment of the bonus portion of the Compensation Payment may not be delayed past the date the bonus is payable under the terms of any bonus plan, (ii) the Vacation Payment, (iii) the Reimbursement, and (iv) the Prorated Bonus.  This Paragraph 7(b) does not limit the entitlement of the Executive to any amounts payable pursuant to the terms and conditions of any applicable disability insurance plan or similar arrangement that is maintained by NMG for the Executive’s benefit, or other vested benefits under any stock ownership, stock option, or other benefit plan that is maintained by NMG for the Executive’s benefit, pursuant to the terms and conditions of any such plan.

(c)           Termination by the Executive Without Good Reason or by Reason of Executive Non-Renewal.  If the Executive’s employment is terminated by the Executive pursuant to and in compliance with Paragraph 6(e) or by reason of the provision of a Notice of Non-Renewal by the Executive pursuant to Paragraph 3, NMG shall pay to the Executive within 60 days of the Employment Termination Date (i) any unpaid portion of the Executive’s Base Salary accrued through the Employment Termination Date, (ii) the Vacation Payment, and (iii) the Reimbursement.  This Paragraph 7(c) does not limit the entitlement of the Executive to any vested benefits under any stock ownership, stock option, or other benefit plan that is maintained by NMG for the Executive’s benefit, pursuant to the terms and conditions of any such plan.

(d)           Termination by NMG for Cause.  If the Executive’s employment is terminated by NMG for Cause, NMG shall pay to the Executive within 60 days of the Employment Termination Date (i) any unpaid portion of the Executive’s Base Salary accrued through the Employment Termination Date, (ii) the Vacation Payment, and (iii) the Reimbursement.  Paragraph 7(d) does not limit the entitlement of the Executive to any vested benefits under any stock ownership, stock option, or other benefit plan that is maintained by NMG for the Executive’s benefit, pursuant to the terms and conditions of any such plan.

(e)           Termination Without Cause or With Good Reason or by Reason of NMG Non-Renewal.

(i)            If the Executive’s employment is terminated (x) prior to the expiration of the Employment Term by NMG for any reason other than death, Disability, or Cause, or (y) prior to the expiration of the Employment Term by the Executive for Good Reason, or (z) upon expiration of the Employment Term following the provision of a Notice of Non-Renewal by NMG to the Executive (an “NMG Non-Renewal”), then NMG shall pay to the Executive within 60 days of the Employment Termination Date (i) the Compensation Payment, provided that the payment of the bonus portion of the Compensation Payment may not be delayed past the date the bonus is payable under the terms of any bonus plan, (ii) the Vacation Payment, and (iii) the Reimbursement.  This Paragraph 7(e) does not limit the entitlement of the Executive to any vested benefits under any stock ownership, stock option, or other benefit plan that is maintained by NMG for the Executive’s benefit, pursuant to the terms and conditions of any such plan.

(ii)           In addition, if the Executive’s employment is terminated as described in Paragraph 7(e)(i)(x), (y), or (z) above and if such termination of employment also constitutes a “separation from service” under Treasury Regulation Section 1.409A-1(h), then, subject to the Executive’s execution, within 45 days of the Employment Termination Date, of a release and waiver of claims against NMG and its Affiliates (in such form as NMG reasonably requires and delivers to the Executive within 7 days of the Employment Termination Date), and provided that such release and waiver of claims becomes non-revocable under applicable law during such 45-day period, NMG will provide to the Executive the “Salary Continuation Payments” and the “Severance Payment” as described below:

(A)          The Salary Continuation Payments shall constitute a total amount equivalent to 1.5 times (or 1.0 in the case of an NMG Non-Renewal) the Base Salary as of the Employment Termination Date, which amount, except as provided below, shall be paid over an 18-month period (or twelve months in the case of an NMG Non-Renewal) in regular, bi-weekly installments beginning with the first payroll period immediately following the Employment Termination Date.  Notwithstanding the preceding sentence, to the extent that the sum of the amount of such bi-weekly installments or portion thereof, beginning with the first bi-weekly installment, does not exceed the Exempt Separation Pay Amount, the bi-weekly installments or portion thereof representing such sum shall be paid in a lump sum in accordance with Paragraph 7(e)(ii)(B)(III) below, and the remaining bi-weekly installments shall be paid when they would otherwise have been paid had the payments that will be paid in a lump sum in accordance with Paragraph 7(e)(ii)(B)(III) below been paid as the earliest scheduled bi-weekly installments.  For this purpose, the “Exempt Separation Pay Amount” is that amount of the Salary Continuation Payments that constitutes separation pay that does not provide for a deferral of compensation in accordance with Treasury Regulation Section 1.409A-1(b)(9)(iii)(A).  Notwithstanding the foregoing, the Salary Continuation Payments shall not begin until the 65th day following the Executive’s separation from service (or, if later, such time as required by Section 13).  Any installments payments that would have been made to the Executive during the 45 day period immediately following the Executive’s separation from service, but for the preceding sentence, will be paid to the Executive on the 65th day following the Executive’s separation from service (or, if the 65th day following the Executive’s separation from service is not a business day, on the first business day thereafter) and the remaining payments shall be made as provided in this Agreement.

(B)          The “Severance Payment,” shall constitute a lump-sum amount equal to the sum of the following and will be paid on the 65th day following the Employment Termination Date: (I) the Prorated Bonus, (II) 1.5 times (or 1.0 in the case of an NMG Non-Renewal) the Target Bonus at the level in effect as of the Employment Termination Date as provided in accordance with Paragraph 5(b), (III) the portion of the Salary Continuation Payments equal to the Exempt Separation Pay Amount, and (IV) an amount equal to the monthly COBRA premium applicable to the Executive on the Employment Termination Date under the NMG group medical plan if he elected COBRA continuation coverage under such plan based upon the coverage in effect for the Executive under NMG’s group medical plan immediately prior to the Employment Termination Date multiplied by 18 (or twelve in the case of an NMG Non-Renewal) as a supplement for the cost of post-employment welfare benefits.

(iii)          The Executive shall be required to repay the Severance Payment and any portion of the Salary Continuation Payments he has received, and any obligation to pay any unpaid Severance Payment and unpaid Salary Continuation Payments shall cease if:

(A)          the Executive receives written notice from NMG that, in the reasonable judgment of NMG, the Executive engaged or is engaging in any conduct that violates Paragraph 8 or engaged or is engaging in any of the Restricted Activities described in Paragraph 9, unless within 30 days of the date NMG so notifies the Executive in writing, the Executive provides information to NMG that NMG determines is sufficient to establish that the Executive did not engage in any conduct that violated Paragraph 8 or engage in any of the Restricted Activities described in Paragraph 9; or

(B)          the Executive is arrested or indicted for any felony, other serious criminal offense, or any violation of federal or state securities laws, or has any civil enforcement action brought against him by any regulatory agency, for actions or omissions related to his employment with NMG or any of its Affiliates, or if NMG reasonably believes that the Executive has committed any act or omission, either during his employment under this Agreement or if related to such employment thereafter, that during his employment would have entitled NMG to terminate his employment for Cause under provisions (i), (ii), (iii), or (iv) of the definition of Cause, and the Executive is found guilty or enters into a plea agreement, consent decree or similar arrangement with respect to any such criminal or civil proceedings, or if the NMG Board makes a finding that the Executive has committed such an act or omission.  If any such criminal or civil proceedings do not result in a finding of guilt or the entry of a plea agreement or consent decree or similar arrangement, or if the Board makes a finding that the Executive has not committed such an act or omission, the Executive shall not be required to repay any amounts hereunder.

(f)            No Mitigation.  The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will the amount of any payment provided for under this Agreement be reduced by any profits, income, earnings, or other benefits received by the Executive from any source other than NMG or its successor.

(g)           Offset.  The Executive agrees that NMG may set off against, and he authorizes NMG to deduct from, any payments due to the Executive, or to his heirs, legal representatives, or successors, as a result of the termination of the Executive’s employment any specified amounts which may be due and owing to NMG by the Executive, whether arising under this Agreement or otherwise; provided, however, that no offset is allowed against payments to the Executive which are subject to Section 409A of the Code if such offset cannot be made in a manner that complies with Section 409A of the Code.

8.             Confidential Information.

(a)           The Executive acknowledges and agrees that (i) NMG is engaged in a highly competitive business; (ii) NMG has expended considerable time and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit Confidential Information; (iii) NMG must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (iv) in the luxury specialty retail business, his participation in or direction of NMG’s day-to-day operations and strategic planning are an integral part of NMG’s continued success and goodwill; (v) given his position and responsibilities, he necessarily will be creating Confidential Information that belongs to NMG and enhances NMG’s goodwill, and in carrying out his responsibilities he in turn will be relying on NMG’s goodwill and the disclosure by NMG to him of Confidential Information; (vi) he will have access to Confidential Information that could be used by any Competitor in a manner that would irreparably harm NMG’s competitive position in the marketplace and dilute its goodwill; and (vii) he necessarily would use or disclose Confidential Information if he were to engage in competition with NMG.

(b)           NMG acknowledges and agrees that the Executive must have and continue to have throughout his employment the benefits and use of its and its Affiliates’ goodwill and Confidential Information in order to properly carry out his responsibilities.  NMG accordingly promises upon execution and delivery of this Agreement to provide the Executive immediate access to new and additional Confidential Information and authorize him to engage in activities that will create new and additional Confidential Information.

(c)           NMG and the Executive thus acknowledge and agree that during the Executive’s employment with NMG and upon execution and delivery of this Agreement he (i) has received, will receive, and will continue to receive, Confidential Information that is unique, proprietary, and valuable to NMG or its Affiliates; (ii) has created, will create, and will continue to create, Confidential Information that is unique, proprietary, and valuable to NMG or its Affiliates; and (iii) has benefited, will benefit, and will continue to benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill NMG and its Affiliates have generated and from the Confidential Information.

(d)           Accordingly, the Executive acknowledges and agrees that at all times during his employment by NMG or any of its Affiliates and thereafter:

(i)            all Confidential Information shall remain and be the sole and exclusive property of NMG or its Affiliates;

(ii)           he will protect and safeguard all Confidential Information;

(iii)          he will hold all Confidential Information in the strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any Person other than an officer, director, or employee of, or legal counsel for, NMG or its Affiliates, to the extent necessary for the proper performance of his responsibilities unless authorized to do so by NMG or compelled to do so by law or valid legal process;

(iv)          if he believes he is compelled by law or valid legal process to disclose or divulge any Confidential Information, he will notify NMG in writing within 24 hours after receipt of legal process or other writing that causes him to form such a belief, or as soon as practicable if he receives less than 24 hours’ notice, so that NMG may defend, limit, or otherwise protect its interests against such disclosure;

(v)           at the end of his employment with NMG for any reason or at the request of NMG at any time, he will return to NMG all Confidential Information and all copies thereof, in whatever tangible form or medium, including electronic; and

(vi)          absent the promises and representations of the Executive in this Paragraph 8 and in Paragraph 9, NMG would require him immediately to return any tangible Confidential Information in his possession, would not provide the Executive with new and additional Confidential Information, would not authorize the Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement.

9.             Noncompetition and Nondisparagement Obligations.  In consideration of NMG’s promises to provide the Executive with new and additional Confidential Information and to authorize him to engage in activities that will create new and additional Confidential Information upon execution and delivery of this Agreement, and the other promises and undertakings of NMG in this Agreement (including without limitation Section 7), the Executive agrees that, while he is employed by NMG and/or any of its Affiliates and for an 18-month period following the end of that employment for any reason, he shall not engage in any of the following activities (the “Restricted Activities”):

(a)           He will not directly or indirectly disparage NMG or any of its Affiliates, any products, services, or operations of NMG or any of its Affiliates, or any of the former, current, or future shareholders, partners, directors, officers, employees, agents or representatives of NMG or any of its Affiliates;

(b)           He will not, whether on his own behalf or on behalf of any other Person, either directly or indirectly solicit, induce, persuade, entice or hire, or endeavor to solicit, induce, persuade, entice or hire, any person who is then employed by or otherwise engaged to perform services for NMG or any of its Affiliates to leave that employment or cease performing those services;

(c)           He will not, whether on his own behalf or on behalf of any other Person, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any Person who is then a customer, supplier, or vendor of NMG or any of its Affiliates to cease being a customer, supplier, or vendor of NMG or any of its Affiliates or to divert all or any part of such Person’s business from NMG or any of its Affiliates; and

(d)           He will not directly or indirectly, as an employee, officer, director, agent, partner, stockholder, owner, member, representative, consultant or otherwise, associate with, or provide services to any Competitor of NMG or any of its Affiliates.  This restriction (i) extends to the performance by the Executive, directly or indirectly, of the same or similar activities the Executive has performed for NMG or any of its Affiliates or such other activities that by their nature are likely to lead to the disclosure of Confidential Information, and (ii) with respect to the post-employment restriction, applies to any Competitor that has a retail store within 50 miles of, or in the same Metropolitan Statistical Area as, any retail store of NMG or any of its Affiliates.  The Executive shall not be in violation of this Paragraph 9(d) solely as a result of his investment in stock or other securities of a Competitor or any of its Affiliates listed on a national securities exchange or actively traded in the over-the-counter market if he and the members of his immediate family do not, directly or indirectly, hold in the aggregate more than a total of one percent of all such shares of stock or other securities issued and outstanding.  The Executive acknowledges and agrees that engaging in the activities restricted by this Paragraph 9(d) would result in the inevitable disclosure or use of Confidential Information for the Competitor’s benefit or to the detriment of NMG or its Affiliates.

The Executive acknowledges and agrees that the restrictions contained in this Paragraph 9 are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set forth in Paragraph 8; that NMG’s promises and undertakings set forth in Paragraph 8, the Executive’s position and responsibilities with NMG, and NMG granting to the Executive ownership in NMG in the form of NMG stock, give rise to NMG’s interest in restricting the Executive’s post-employment activities; that such restrictions are designed to enforce the Executive’s promises and undertakings set forth in this Paragraph 9 and his common-law obligations and duties owed to NMG and its Affiliates; that the restrictions are reasonable and necessary, are valid and enforceable under Texas law, and do not impose a greater restraint than necessary to protect NMG’s and its Affiliates’ goodwill, Confidential Information, and other legitimate business interests; that he will immediately notify NMG in writing should he believe or be advised that the restrictions are not, or likely are not, valid or enforceable under Texas law or the law of any other state that he contends or is advised is applicable (the “Enforceability Notification”); and that absent the promises and representations made by the Executive in this Paragraph 9 and in Paragraph 8, NMG would require him to return any Confidential Information in his possession, would not provide the Executive with new and additional Confidential Information, would not authorize the Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement.  Notwithstanding the foregoing, NMG agrees that the Executive’s conduct in providing the Enforceability Notification under this Paragraph 9(d) shall not constitute a waiver of any attorney-client privilege between the Executive and his attorney(s).

10.          Intellectual Property.

(a)           In consideration of NMG’s promises and undertakings in this Agreement, the Executive agrees that all Work Product will be disclosed promptly by the Executive to NMG, shall be the sole and exclusive property of NMG, and is hereby assigned to NMG, regardless of whether (i) such Work Product was conceived, made, developed or worked on during regular hours of his employment or his time away from his employment, (ii) the Work Product was made at the suggestion of NMG; or (iii) the Work Product was reduced to drawing, written description, documentation, models or other tangible form.  Without limiting the foregoing, the Executive acknowledges that all original works of authorship that are made by the Executive, solely or jointly with others, within the scope of his employment and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101), and are therefore owned by NMG from the time of creation.

(b)           The Executive agrees to assign, transfer, and set over, and the Executive does hereby assign, transfer, and set over to NMG, all of his right, title and interest in and to all Work Product, without the necessity of any further compensation, and agrees that NMG is entitled to obtain and hold in its own name all patents, copyrights, and other rights in respect of all Work Product.  The Executive agrees to (i) cooperate with NMG during and after his employment with NMG in obtaining patents or copyrights or other intellectual-property protection for all Work Product; (ii) execute, acknowledge, seal and deliver all documents tendered by NMG to evidence its ownership thereof throughout the world; and (iii) cooperate with NMG in obtaining, defending and enforcing its rights therein.

(c)           The Executive represents that there are no other contracts to assign inventions or other intellectual property that are now in existence between the Executive and any other Person.  The Executive further represents that he has no other employment or undertakings that might restrict or impair his performance of this Agreement.  The Executive will not in connection with his employment by NMG, use or disclose to NMG any confidential, trade secret, or other proprietary information of any previous employer or other Person that the Executive is not lawfully entitled to disclose.

11.          Reformation.  If the provisions of Paragraph 8, 9, or 10 are ever deemed by a court to exceed the limitations permitted by applicable law, the Executive and NMG agree that such provisions shall be, and are, automatically reformed to the maximum limitations permitted by such law.

12.          Assistance in Litigation.  After the Employment Term and for the life of the Executive, the Executive shall, upon reasonable notice, furnish such information and assistance to NMG or any of its Affiliates as may reasonably be requested by NMG in connection with any litigation in which NMG or any of its Affiliates is, or may become, a party.  NMG shall reimburse the Executive for all reasonable out-of-pocket expenses, including travel expenses, meals and lodging, incurred by the Executive in rendering such assistance, but shall have no obligation to compensate the Executive for his time in providing information and assistance in accordance with this Paragraph 12.  The Executive shall provide to NMG a receipt or voucher for any reimbursable expense within 30 days of the occurrence of such expense.  Any such reimbursement shall be made as soon as administratively possible, but in any event no later than 30 days following receipt of such receipt or voucher.  Further, the amount of expenses eligible for reimbursement during the Executive’s taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, and the right to reimbursement shall not be subject to liquidation or exchanged for another benefit.

13.          No Obligation to Pay; Section 409A of the Code; Section 280G of the Code.

(a)           With regard to any payment due to the Executive under this Agreement, it shall not be a breach of any provision of this Agreement for NMG to fail to make such payment to the Executive if (i) NMG is legally prohibited from making the payment; (ii) NMG would be legally obligated to recover the payment if it was made; or (iii) the Executive would be legally obligated to repay the payment if it was made.

(b)           Notwithstanding anything to the contrary contained herein, in the event the Executive is a “specified employee” (as defined below) and is entitled to receive a payment on separation from service that is subject to Code Section 409A, the payment may not be made earlier than six months following the date of the Executive’s separation from service if required by Code Section 409A and the regulations thereunder, in which case, the accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six-month period.  If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Code Section 409A shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.  A “specified employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Code Section 409A, as determined by the NMG Board.  The determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the NMG Board in accordance with the provisions of Code Section 409A and the regulations issued thereunder.

(c)           Notwithstanding anything to the contrary contained herein, this Agreement is intended to satisfy the requirements of Code Section 409A and all provisions herein, or incorporated by reference, shall be construed and interpreted to satisfy the requirements of Code Section 409A, and in the event of future legislative or regulatory changes to, or official guidance regarding, the requirements imposed by Code Section 409A, NMG and the Executive agree to cooperate by negotiating in good faith regarding possible future revisions to this Agreement (without obligation on the part of any party to agree to any such revisions) that they may determine are necessary in order that this Agreement will continue to satisfy the requirements of, and the compensation payable hereunder will thereby not be subject to the taxes imposed by, Code Section 409A; provided, however, that no Person connected with NMG in any capacity, including but not limited to any Affiliate of NMG, and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any particular tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to any amounts payable under the Agreement or that such tax treatment will apply to or be available to the Executive.  Further, for purposes of Code Section 409A, the Executive’s right to receive any installment payment under this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.  Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (as determined in accordance with Treasury Regulation Section 1.409A-1(h)) and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service. In no event whatsoever shall NMG or any of its Affiliates be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

(d)           So long as NMG satisfies the description in Section 280G(b)(5)(A)(ii)(I) of the Code, if any payment or benefit (within the meaning of Section 280G(b)(2) of the Code), to the Executive or for the Executive’s benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, the Executive’s employment with NMG or a change in ownership or effective control of NMG or of a substantial portion of its assets (the “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then, to the extent, if any, the Executive elects to waive the right to receive such payments or benefits unless shareholder approval is obtained in accordance with Section 280G(b)(5)(B) of the Code, NMG shall use its commercially reasonable efforts to prepare and deliver to its stockholders the disclosure required by Section 280G(b)(5)(B) of the Code with respect to the Payments and to submit the Payments to NMG’s stockholders for approval in accordance with Section 280G(b)(5)(B) of the Code and the regulation codified at 26 C.F.R. § 1.280G-1.  The Executive understands that NMG does not guarantee that such stockholder approval will be obtained.  The determinations to be made with respect to this Paragraph 13(d) shall be made by a certified public accounting firm designated by NMG and reasonably acceptable to the Executive. NMG shall be responsible for all charges of the accountant.

14.          Survival.  The expiration or termination of the Employment Term will not impair the rights or obligations of any party hereto that accrue hereunder prior to such expiration or termination, except to the extent specifically stated herein.  In addition to the foregoing, NMG’s obligations under Paragraphs 5(j), and 7, and the Executive’s obligations under Paragraphs 8, 9, 10 and 12, will survive the expiration or termination of the Executive’s employment.

15.          Withholding Taxes.  NMG shall withhold from any payments to be made to the Executive pursuant to this Agreement such amounts (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

16.          Notices.  All notices, requests, demands, and other communications required or permitted to be given or made by either party shall be in writing and shall be deemed to have been duly given or made (a) when delivered personally, or (b) when deposited in the United States mail, first class registered or certified mail, postage prepaid, return receipt requested, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt):

(i)                                     If to NMG, at:

The Neiman Marcus Group, Inc.
Attn: General Counsel
1618 Main Street
Dallas, TX 75201

With a copy (which shall not constitute notice) to:

NM Mariposa Holdings, Inc.
Attn: Adam Stein
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067

and

Proskauer Rose LLP
Attn:  Michael A. Woronoff

2049 Century Park East, Suite 3200
Los Angeles, CA  90067

(ii)                                  If to the Executive, at the Executive’s then-current home address on file with NMG.

17.          Injunctive Relief.  The Executive acknowledges and agrees that NMG would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of Paragraphs 8, 9, 10 and 12 were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the Executive agrees that NMG shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event the Executive breaches or threatens to breach any of the provisions of such Paragraphs, without the necessity of posting any bond or proving special damages or irreparable injury.  Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of this Agreement by the Executive, but shall be in addition to all other remedies available to NMG at law or equity.

18.          Binding Effect; No Assignment by the Executive; No Third Party Benefit.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and assigns; provided, however, that the Executive shall not assign or otherwise transfer this Agreement or any of his rights or obligations herein.  NMG is authorized to assign or otherwise transfer this Agreement or any of its rights or obligations herein to an Affiliate of NMG.  The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

19.          Assumption by Successor.  NMG shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of NMG, by agreement in writing in form and substance reasonably satisfactory to the Executive, expressly, absolutely, and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that NMG would be required to perform it if no such succession or assignment had taken place.  Any material failure by NMG to comply with its obligations in the preceding sentence shall be considered Good Reason; provided, however, that the compensation to which the Executive would be entitled upon a termination for Good Reason pursuant to Paragraph 7(e) shall be the sole remedy of the Executive for any failure by NMG to comply with its obligations in the preceding sentence.  As used in this Agreement, “NMG” shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of NMG that executes and delivers the agreement provided for in this Paragraph 19 or that otherwise becomes obligated under this Agreement by operation of law.

20.          Governing Law.  This Agreement and the employment of the Executive shall be governed by the laws of the State of Texas except for its laws with respect to conflict of laws.

21.          Dispute Resolution: Arbitration; Jury-Trial Waiver.

(a)           All disputes arising under or in connection with this Agreement shall be settled by binding arbitration conducted before one arbitrator sitting in Dallas, Texas, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of employment disputes of the American Arbitration Association then in effect.  The determination of the arbitrator shall be made in writing within thirty days following the close of the hearing on any dispute or controversy and shall be final and binding on the parties.  Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.  The parties acknowledge that this agreement evidences a transaction involving interstate commerce. The Federal Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause in this agreement.

(b)           Notwithstanding the foregoing, NMG and its Affiliates may seek such injunctive or other legal or equitable relief to which they may be entitled in any state or federal court of competent jurisdiction to enforce its rights under Paragraphs 7(e), 8, 9, 10 or 12 of this Agreement.

(c)           ALTERNATIVE WAIVER OF JURY TRIAL: THE PARTIES AGREE THAT IN THE EVENT THE AGREEMENT TO ARBITRATE CONTAINED IN THIS PARAGRAPH 21 IS DETERMINED TO BE UNENFORCEABLE, ANY DISPUTE BETWEEN THE PARTIES THAT OTHERWISE WOULD BE SUBJECT TO ARBITRATION SHALL BE HEARD BY A COURT SITTING WITHOUT A JURY, AND THE PARTIES MUTUALLY WAIVE ANY RIGHT THEY MAY HAVE TO A JURY DETERMINATION OF ANY ISSUE IN SUCH DISPUTE.

22.          Costs of Proceedings.  If the Executive is the prevailing party in any arbitration proceeding, as determined by the arbitrator, or in any enforcement or other court proceedings, he will be entitled, to the extent permitted by law, to reimbursement from the Parent, NMG or their Affiliates, as applicable, for all of the Executive’s costs (including the arbitrator’s compensation), expenses and attorneys’ fees.  If Parent, NMG or their Affiliates are prevailing party in any arbitration proceeding, as determined by the arbitrator, or in any enforcement or other court proceedings, each party shall be responsible for their own respective costs, expenses and attorneys’ fees.

23.          Entire Agreement.  This Agreement contains the entire agreement between the parties concerning the subject matter hereof and as of the Effective Date supersedes all other prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement (including, without limitation, the Prior Agreement); provided that nothing contained herein shall supersede any entitlements or other rights the Executive may have pursuant to the Merger Agreement.

24.          Modification; Waiver.  No Person, other than pursuant to a resolution duly adopted by the members of the NMG Board, shall have authority on behalf of NMG to agree to modify or amend any provision of this Agreement, or waive any provision of this Agreement enforceable by it.  Further, this Agreement may not be changed, amended or modified orally, but only by a written agreement signed by the parties hereto and no provision thereof may be waived or discharged except by a written agreement signed by the party against whom any waiver or discharge is sought to be enforced.  Each party to this Agreement acknowledges and agrees that no breach of this Agreement by the other party or failure to enforce or insist on its or her rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights.

25.          Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

26.          Severability.  If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

27.          Counterparts.  This Agreement may be executed by the parties in any number of counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

28.          Section 162(m).  The parties hereto recognize that NMG is not currently subject to Section 162(m) of the Code but that it may become subject to said section during the term of this Agreement.  In such event, NMG retains the right to amend the provisions of this Agreement that impact, relate to or reference NMG’s annual bonus program if NMG determines that such an amendment would be necessary or appropriate to ensure that any performance-based compensation payable under a new bonus plan satisfies the requirements for exemption under Section 162(m) of the Code, provided, however, that any such amendment provides the Executive at least the same economic benefit under this Agreement as he had prior to the amendment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of NMG and Neiman Marcus Group LTD Inc. has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Executive has executed this Agreement, effective as of the Effective Date.

James E. Skinner

/s/ James E. Skinner

Dated:	October 25, 2013

The Neiman Marcus Group, Inc.

/s/ Karen Katz
By:	Karen Katz
Title:	President and Chief Executive Officer

Dated:	October 25, 2013

Solely for purposes of Paragraphs 2 and 23 of the Agreement:

Neiman Marcus Group LTD Inc.

/s/ Karen Katz
By:	Karen Katz
Title:	President and Chief Executive Officer

Dated:	October 25, 2013